UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PREMIERWEST BANCORP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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P R E M I E R W E S T  B A N C O R P

503 Airport Road

Medford, Oregon 97504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2010

Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 27, 2010, at 1:00 p.m. for the following purposes:

(1)	Election of Directors;

(2)	Ratification of appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2010;

(3)	Non-binding, advisory vote on the Company executive compensation arrangements and policies as presented in this proxy statement; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 7, 2010, as the record date. Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the meeting or any adjournments thereof. Further information regarding voting rights and the business to be transacted at the meeting is presented in the proxy statement.

In accordance with the Securities and Exchange Commission rule changes providing flexibility for public companies to distribute their annual proxy statement, proxy card and annual report to shareholders electronically, we have elected to distribute these materials to shareholders by mailing a brief “Notice of Internet Availability” (commonly called a “Notice and Access Card”) and posting the proxy materials on a website designated by the company. This new process is informally called “e-proxy.” We are taking advantage of e-proxy to distribute our proxy materials for this Annual Meeting of Shareholders. This process is intended to leverage the power of the Internet, to reduce the proxy solicitation costs to the Company associated with mailing paper copies of the proxy materials, and provide more choices for shareholders to access proxy information by making proxy materials more easily accessible and to encourage electronic voting.

Following is a brief description of how the “e-proxy” process works:

The Notice of Internet Availability is titled “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2010.” The notice contains:

•	a notice of the annual meeting;

•	instructions on how to view the proxy materials online or request paper copies;

•	instructions about various methods of voting (including telephone and online); and

•	a brief description of the items on the annual meeting agenda.

By using the e-proxy process, shareholders may or vote using the Internet, by telephone, or by requesting and returning a paper proxy card. The Notice of Internet Availability has instructions on the various methods of voting your shares. Only shareholders holding certificates will be allowed to cast a ballot in person at the annual meeting,

If you prefer to have your proxy materials and annual report in hard copy, the Notice of Internet Availability has instructions on how to request paper copies by phone, email or on the Internet. You will be sent the materials by first class mail within three business days after receipt of your request, at no cost to you. Once you request a paper copy, you will continue to receive the materials in paper form each subsequent year until you instruct us otherwise. The online proxy materials will also be in a format suitable for printing on your own printer. If you previously signed up to receive our proxy materials by e-mail or other electronic transmission, you will continue to receive them that way.

You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we encourage you to complete, sign, date and promptly return the attached proxy using the envelope provided to ensure that your shares are represented regardless of the number you own, or to vote electronically via the internet. The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

April 15, 2010	BY ORDER OF THE BOARD OF DIRECTORS

Tom Anderson
Executive Vice President
Chief Administrative Officer
Corporate Secretary

PREMIERWEST BANCORP

503 Airport Road

Medford, Oregon 97504

PROXY STATEMENT

This proxy statement, proxy card, Notice of Annual Meeting of Shareholders and the 2009 Annual Report are being furnished to shareholders of PremierWest Bancorp (“Bancorp”) in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 27, 2010, at 1:00 p.m. This proxy statement and related materials are being distributed to shareholders on or about April 15, 2010.

Summary of Proposals

At the meeting, shareholders will vote to elect a board of directors to serve until the annual meeting of shareholders in 2011. The Board of Directors has nominated John L. Anhorn, Richard R. Hieb, James M. Ford, John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, John B. Dickerson and Georges C. St. Laurent, Jr., as directors. All of the nominees are current Board members. For more information about the director nominees and related information pertinent to the election of directors, please refer to the information set forth in Proposal No. 1. The Board of Directors unanimously recommends voting for all of the nominees.

The Board of Directors appointed Moss Adams LLP as its independent registered public accounting firm for fiscal year 2010 and is submitting to the shareholders a vote for ratification of this appointment. This vote is advisory only, but the Audit Committee may consider the outcome of the vote when selecting its public accounting firm for future engagements. For more information about the ratification of Moss Adams LLP as the independent registered public accounting firm for 2010, please refer to the information set forth in Proposal No. 2. The Board of Directors unanimously recommends voting in favor of ratifying the appointment of Moss Adams LLP.

Pursuant to the requirements of the American Recovery and Reinvestment Act of 2009, the Board of Directors is submitting to the shareholders for a vote to approve the compensation of executives as disclosed in this proxy statement. This vote is advisory only and the outcome is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome when establishing executive compensation arrangements in the future. For more information about the executive compensation arrangements, please refer to the information set forth in Proposal No. 3 and the Compensation Discussion and Analysis and related compensation tables. The Board of Directors unanimously recommends voting in favor of approving the compensation of executives as disclosed herein.

VOTING AT THE MEETING

Who May Vote

Only the shareholders shown on our records as of April 7, 2010, are entitled to notice of, and to vote at the meeting. Holders of Series B Preferred stock are not eligible to vote on the matters presented in Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Voting Your Shares

You may vote your shares at the meeting either in person or by proxy. You may also vote by telephone or via the internet. For more information regarding how to vote using any of these methods, please refer to the information provided in the Notice of Internet Availability.

Each share is entitled to one vote. If your shares are held by a broker, bank or other nominee (in “street name”), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

Voting by Proxy

Even if you intend to attend the meeting, we encourage you to vote by proxy. The Board of Directors has designated James M. Ford and Tom Anderson to serve as proxy holders for the meeting and their names appear on the proxy card. You may vote your shares by obtaining and marking a proxy card to indicate your vote on the matters presented at the meeting and the proxy holders will vote your shares as instructed (See the Notice of Internet Availability for information on how to obtain a proxy card). If no instructions are given, executed proxies will be voted FOR the election of all nominees for directors; FOR ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm for 2010; FOR approval of executive compensation; and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting.

Determining a Quorum

A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. If you attend the meeting or submit a proxy but abstain from voting on a given matter, your shares will count as present for determining a quorum. If you do not sign your proxy, your shares cannot be voted at the meeting and your shares will not count as present for determining a quorum.

Counting Votes

Each share of common stock is entitled to one vote. In an election of directors, each share is entitled to one vote for each director position to be filled, and you may not cumulate votes. In an election of directors where there are more nominees than open board positions, directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected regardless of the number of votes cast in favor of each nominee. In an “uncontested” election of directors where the number of open board positions is the same as the number of nominees, directors are elected by a majority vote, which means the number of shares voted “for” the election of a director must exceed 50% of the number of votes cast with respect to such director’s election. The Company by-laws require that any director receiving less than a majority of the votes cast in an uncontested election tender their resignation after the conclusion of shareholder meeting and that the board of directors consider the resignation in light of the impact on and composition of the remaining board members. The board may choose to accept or reject the resignation. If rejected, the director tendering the resignation may not stand for re-election at the next shareholder meeting electing board members. Approval of all other matters before shareholders at the annual meeting requires the affirmative vote (“for”) of a majority of the votes cast on such matter.

Revoking a Proxy

Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by (a) presenting a proxy bearing a later date; (b) by submitting a written revocation to Tom Anderson, Executive Vice President & Secretary, at PremierWest Bancorp, P.O. Box 40, Medford, Oregon 97501, prior to commencement of the meeting; or (c) if the shareholder is present at the meeting, by oral request or submission of such an instrument of revocation at the meeting. A shareholder attending the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

Director and Officer Stock Ownership

Our authorized capital stock consists of 150,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of April 7, 2010, there were 92,413,296 shares of common stock issued and outstanding and entitled to vote at the meeting and 41,400 shares of Series B Preferred stock, which for purposes of this shareholder meeting are non-voting. As of April 7, 2010, directors and executive officers, together with their affiliates owned 17,322,131 shares of common entitled to vote at the meeting, which shares represent 18.74% of the total shares outstanding and entitled to vote at the meeting.

Cost of Proxy Solicitation

PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE,

YOU ARE REQUESTED TO COMPLETE, DATE AND

SIGN A PROXY CARD AND

RETURN IT PROMPTLY IN THE

ENVELOPE PROVIDED.

BUSINESS OF THE MEETING

The following matters will be presented for shareholder action at the annual meeting:

PROPOSAL No. 1

Election of Directors

In accordance with our Bylaws, the Board of Directors has established the number of directors at twelve (12). Directors are elected by the shareholders at the annual shareholders’ meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year.

Nominees

The named nominees all served as directors of Bancorp and its subsidiary, PremierWest Bank, during 2009.

Name of Nominee	Age	Director Since*
John L. Anhorn	67	1998
James M. Ford	51	2006
Richard R. Hieb	65	1998
John A. Duke	71	1990
Patrick G. Huycke	60	1990
Rickar D. Watkins	63	2000
Brian Pargeter	67	2000
Dennis N. Hoffbuhr	61	1990
Thomas R. Becker	58	2000
James L. Patterson	70	1999
John B. Dickerson	69	2004
Georges C. St. Laurent, Jr.	73	2009

*	Includes service on PremierWest Bank and predecessor, Bank of Southern Oregon.

The proxy holders intend to vote FOR the election of the nominees listed above. If any nominee is unwilling or unable to serve, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE

TO SERVE AS DIRECTORS OF THE COMPANY

INFORMATION ABOUT DIRECTORS AND SENIOR OFFICERS

Directors and Nominees

John L. Anhorn currently serves as Executive Chairman of PremierWest Bank. Prior to December of 2008, Mr. Anhorn had served as Chief Executive Officer of PremierWest Bancorp, and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn also serves as a director of PremierWest Bancorp’s subsidiary, PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over 46 years experience in the banking industry.

James M. Ford is the President & Chief Executive Officer, taking over that position in December 2008, and a director for PremierWest Bancorp and its subsidiary, PremierWest Bank. Before joining the Company in 2006, Mr. Ford previously served for 2 years as Executive Vice President of Planning and Development for the Regional Banking Group with Bank of the West in Walnut Creek, California. From 2004 to 2006 Mr. Ford was Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank, until it was acquired by Bank of the West. Mr. Ford began his banking career with First Interstate Bank, eventually serving as Area Manager in Medford, responsible for all branch activities in the Rogue Valley before joining Union Safe Deposit Bank. He graduated in 1980 from the University of Oregon and is a 1992 graduate of the Pacific Coast Banking School. Mr. Ford has over 29 years of experience in the banking industry.

Richard R. Hieb is the Senior Executive Vice President & Chief Operating Officer of PremierWest Bancorp and has been a director since its formation and served as a director of PremierWest Bank’s predecessor, Bank of Southern Oregon, since May 1998. Mr. Hieb also serves as a director and the Senior Executive Vice President & Chief Operating Officer of PremierWest Bank. Previous to his employment with PremierWest, Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April 1997. Mr. Hieb has in excess of 49 years experience in the banking industry.

John A. Duke is the Chairman of the Board and has served in that capacity with PremierWest Bancorp since its formation and served as a director with its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke also served as a director for Jefferson State Bank, Medford, Oregon, until it was acquired by First Interstate Bank. For over five (5) years Mr. Duke has been self-employed managing his investments, including real estate, Superior Health Club and Superior Air Center, Inc., in Medford, Oregon.

Patrick G. Huycke is the Vice-Chairman of the Board and has served as a director of PremierWest Bancorp since its formation, and served as a director of its predecessor, Bank of Southern Oregon, since 1994. For over five (5) years Mr. Huycke has been a partner in the law firm, Huycke, O’Connor & Jarvis, LLP. Mr. Huycke received his law degree from Willamette University and has practiced law since 1975.

Rickar D. Watkins previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, from 1993 until its merger with PremierWest Bancorp in May 2000, at which time he joined the Board of PremierWest Bancorp. Mr. Watkins is the President of Rick’s Medical Supply, Inc., a company he founded in 1974.

Brian Pargeter previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, until its merger with PremierWest Bancorp in May 2000, at which time he joined the Board of PremierWest Bank. Mr. Pargeter was elected to the Board of PremierWest Bancorp in 2002. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

Dennis N. Hoffbuhr has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr has owned and operated Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon for over five (5) years. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

Thomas R. Becker was a director of United Bancorp, which was acquired through a merger with PremierWest Bancorp and joined the Board as a result of that merger. Mr. Becker has served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation for 28 organizations providing housing and related services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker also serves as a director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

James L. Patterson has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson retired from Pacific Power & Light with thirty-four (34) years of service. He is a self-employed business consultant.

John B. Dickerson previously served as a director of Mid Valley Bank until its merger with PremierWest Bank in January 2004, at which time he joined the Board of PremierWest Bancorp. Mr. Dickerson served as Chief Executive Officer of Mid Valley Bank from 1990 until its merger with PremierWest in January 2004, at which time he retired. Mr. Dickerson serves as a member of the Audit Committee.

Georges C. St. Laurent, Jr., joined the Board of Directors in September 2009. Mr. St Laurent, a seasoned business executive has for over five (5) years been self employed managing a portfolio of diverse investments in financial services, real estate and agricultural operations. Mr. St. Laurent Jr. served as Chairman & CEO and controlling shareholder of Western Bank, Oregon’s largest independent public bank during the 1990’s prior to its acquisition by Washington Mutual. Mr. St. Laurent’s business interests have spanned a wide variety of industries including serving as the CEO of GS Containers, the manufacturer of Sterno Canned Heat prior to its sale to Colgate Palmolive. Mr. St. Laurent is a graduate of Yale University and holds an MBA degree from Harvard.

Managing Committee

The following senior officers along with President & Chief Executive Officer Ford comprise the Company’s Managing Committee. The Committee meets weekly to discuss and act on initiatives and strategies aligned with the Company’s Board approved Strategic Plan.

Richard Hieb, age 65, serves as Senior Executive Vice President & Chief Operating Officer of PremierWest Bancorp and as a director of PremierWest Bancorp and PremierWest Bank. Mr. Hieb’s professional background is fully described in the “Director Nominee” section.

Tom Anderson, age 59, serves as Executive Vice President & Chief Administrative Officer for PremierWest Bancorp and its subsidiary, PremierWest Bank since March 2008. Mr. Anderson joined PremierWest in 2002 and served as its chief financial officer prior to assuming his current position. Mr. Anderson previously served as a director of VRB Bancorp and its subsidiary, Valley of the Rogue Bank, until its acquisition by Umpqua Holdings Co. in December 2000. Mr. Anderson served as VRB Bancorp’s Executive Vice President & Chief Operating Officer and Corporate Secretary, and Valley of the Rogue Bank’s Executive Vice President & Chief Operating Officer until June of 1999. Prior to joining Valley of the Rogue Bank in 1977, Mr. Anderson was employed by Bank of America. He has in excess of 38 years of experience in the banking industry.

Michael Fowler, age 66, has served as Executive Vice President & Chief Financial Officer of PremierWest Bancorp and its subsidiary, PremierWest Bank since April 2008. From 2003 to 2008 Mr. Fowler was a partner with Tattum, LLC; a national professional services firm with offices in thirty-five (35) cities. Mr. Fowler has previously served as Executive Vice President and Chief Financial Officer of First Interstate Bank of Utah for five (5) years and Chief Financial Officer of Pacific West Bank for two (2) years. Mr. Fowler has extensive experience as the chief financial officer of both public and private companies and extensive non-banking experience, including service as a director and member of the audit committee of three public companies. Mr. Fowler holds a Bachelor of Science in Electrical Engineering degree and a Master of Business Administration degree, both awarded by the University of Utah. He has in excess of 11 years of experience in the banking industry.

Joe Danelson, age 52, serves as Executive Vice President & Chief Banking Officer for PremierWest Bank. Mr. Danelson held various positions with U.S. Bank for the 21 years prior to joining PremierWest in April 2008, and most recently served as Regional President for U.S. Bank’s Oregon Valley Coast Region. Mr. Danelson earned a Bachelor of Science in Agricultural Business at Montana State University and a Master of Business Administration from Colorado State University. He is a graduate of the Western Agricultural School at Washington State University and a graduate of Pacific Coast Banking School at the University of Washington. He has in excess of 26 years of experience in the banking industry.

William Yarbenet, age 51, serves as Executive Vice President & Chief Credit Officer for PremierWest Bank, a position he has held since August 2009. Mr. Yarbenet also served as Chief Credit Officer for Goldman Sachs Bank, USA, from 2004 to 2009, where he developed the credit infrastructure and managed credit risk for a de novo bank, which rapidly grew to be one of the largest in the state of Utah. Prior to 2004, Mr. Yarbenet held various positions of increasing responsibility at Merrill Lynch & Co, including serving as Treasurer, Chief Financial Officer and Chief Credit Officer for Merrill Lynch Bank & Trust Co., one of Merrill’s two domestic banking subsidiaries. He holds an MBA in Management from Rutgers University and a BS in Economics from Allegheny College. He has in excess of 25 years of experience in the banking and industry.

Ken Wells, age 59, serves as Senior Vice President and Chief Marketing Officer for PremierWest Bank. Mr. Wells has in excess of 30 years experience in marketing, branding, public relations, product development, and multi channel customer communication. He has served in increasingly senior positions with well known brands such as Conde Nast Publications, New Line Cinema, Discovery Channel and Harry & David, as well as having launched two successful internet businesses. He holds a bachelors degree in Governmental Business Administration from The American University.

COMPOSITION OF THE BOARD

The Board of Directors currently is comprised of twelve (12) members. In compliance with the NASDAQ listing standards, a majority of members of the Board are independent directors. The Board has reviewed the relationships between non-management directors, management of Bancorp and PremierWest Bank. Based on its review, the Board determined that John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, John B. Dickerson and Georges C. St. Laurent, Jr., are all independent directors, as defined in the NASDAQ listing standards.

Because we are a community bank, one of the more important criteria for serving on the Board of Directors is a director’s active involvement in the communities in our markets. Consequently, many of the Board members are businessmen in the communities in which they live. In making its determination of independence, the Board considered the various business relationships that exist between the Company and the companies of certain individual Board members. The Company has used Mr. Huycke’s law firm to handle routine legal issues; has purchased insurance products through Mr. Pargeter’s insurance company; and utilizes the services of Superior Air Center, Inc., which is owned by Mr. Duke. In all three cases, the Board determined that each of these business relationships are in the ordinary course of business and the payments going to each person are nominal in amount, immaterial, and do not affect the ability of each individual to exercise independent judgment in carrying out the responsibilities as a director.

Bancorp has not adopted a formal policy requiring that all Board members attend the annual meeting of shareholders; however, all Board members are encouraged to attend all shareholders’ meetings. Last year, all Board members were in attendance at the annual meeting of shareholders.

Meetings and Committees of the Board of Directors

The board and each of our board committees regularly meet in executive session. The full Board of Directors met sixteen (16) times during 2009. All board committees have regularly scheduled meetings except the Nominating Committee, which meets as needed, upon the call of its chairman. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. During 2009, each director attended at least 75% of the board meetings.

Director Qualifications and Experience

The following table identifies the primary experience, qualifications, attributes and skills that resulted in the board’s decision to appoint and nominate directors to our board. This information supplements the biographical information provided above. The vertical axis displays the primary factors or attributes reviewed by the Nominating Committee in evaluating a board candidate. The absence of a “—” in any box should not be construed to be a determination that the director lacks such an attribute.

Director Qualifications and Experience	John Duke	John Anhorn	James Ford	Rich Hieb	Patrick Huycke	Rickar Watkins	Brian Pargeter	Dennis Hoffbuhr	Thomas Becker	James Patterson	John Dickerson	Georges St. Laurent, Jr.
Professional standing in chosen field	—	—	—	—	—	—	—	—	—	—	—	—

Expertise in financial services or related industry	—	—	—	—	—						—	—

Audited financial reporting knowledge	—								—		—	—

Civic and community involvement	—	—	—	—	—	—	—	—	—	—	—	—

Other public company experience	—	—	—						—			—

Leadership and team building skills	—	—	—	—	—	—	—	—	—	—	—	—

Specific skills/knowledge:

Finance	—	—	—	—					—	—	—	—

Technology			—	—					—

Marketing		—	—						—

Human Resources		—	—	—						—	—

Governance	—	—	—	—	—				—

Board Committees

During 2009, the Board of Directors of Bancorp maintained a Funds Management Committee, Loan Committee, Audit Committee, Executive Committee, Compensation Committee and a Nominating Committee. The Audit Committee, Compensation Committee and Nominating Committee are all comprised of independent directors in compliance with the NASDAQ listing standards.

The table below shows current membership information for each board committee as of December 31, 2009:

Board Committee Membership	Funds Management	Loan Committee	Audit Committee	Executive Committee	Compensation Committee	Nominating Committee

John Duke		—		—	—	—

John Anhorn	—	—		—

James Ford	—	—		C

Rich Hieb	—	—		—

Patrick Huycke		—		—	C	C

Rickar Watkins	—	—

Brian Pargeter			—	—	—	—

Dennis Hoffbuhr		—

Thomas Becker	—		—

James Patterson			C	—	—	—

John Dickerson	—		—

Georges St.Laurent, Jr.	—

C = Chair

— = Member

Funds Management Committee

The Funds Management Committee is responsible for developing and maintaining asset/liability procedures, designating and communicating limits and controls and coordinating an integrated approach to balance sheet management. The Funds Management Committee held six (6) meetings during 2009.

Loan Committee

The purpose of the Loan Committee is to assist the Board of Directors of the Company by reviewing, approving and evaluating loan materials submitted to its subsidiary, PremierWest Bank, for loan amounts in excess of the internal limits of authority of the Chief Credit Officer and the Chief Executive Officer, as set from time to time by the Board of Directors. The Loan Committee held twenty-two (22) meetings during 2009.

Audit Committee

The Audit Committee is responsible for oversight of the accounting, auditing and financial reporting processes, including the review and preparation of financial information disclosed to the public; monitoring the internal controls over financial accounting; and the performance and selection of the independent auditors. The Audit Committee is also responsible for receiving and investigating all inquiries and complaints relating to Bancorp’s accounting and auditing procedures and policies. The Board has adopted an Audit Committee charter that is available on its website at www.PremierWestBank.com. While each member of the Committee has the requisite employment and experience necessary and is appropriate to serve on the Audit Committee, Mr. Becker has the requisite education and experience to qualify as an “Audit Committee Financial Expert.” The Audit Committee held nine (9) meetings during 2009.

Executive Committee

The Executive Committee is responsible for designing, implementing and monitoring corporate governance policies and a code of ethics, ensuring compliance with the NASDAQ listing standards and other corporate governance regulations promulgated under the Sarbanes-Oxley Act of 2002. The Executive Committee held eleven (11) meeting during 2009.

Compensation Committee

The Compensation Committee is responsible for establishing the compensation of the Executive Chairman, President & Chief Executive Officer and Chief Operating Officer and approving the compensation of the other executive officers upon recommendation of and after consultation with the President & Chief Executive Officer. Additionally, the Compensation Committee is responsible for overseeing the design and administration of certain compensation plans for Bancorp officers, directors and employees. The Compensation Committee has adopted a charter that is publicly available on the Bancorp website at www.PremierWestBank.com. The Compensation Committee held nine (9) meetings during 2009.

Nominating Committee

The Nominating Committee is comprised of independent directors. The Nominating Committee is responsible for evaluating the composition of the Board of Directors and selecting all director nominees for approval by the full Board to stand for election at the annual meeting of shareholders. The Nominating Committee has adopted a charter that is publicly available on PremierWest’s website at www.PremierWestBank.com. The Nominating Committee held five (5) meetings during 2009.

Leadership Structure

The positions of Board Chair and President and Chief Executive Officer are filled by different individuals. Mr. Duke, an independent director, serves as Board Chair, while Mr. Ford serves as President and Chief Executive Officer. The Board believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in the oversight of management and strategic direction of the Company. We believe that separation of the positions also enhances communication between management and the Board and provides the President and CEO with an individual from whom he can seek out input on key, significant decisions.

Risk Oversight

The Board oversees risk primarily through board committees, with each committee responsible for overseeing risk within its area of responsibility, and also through executive officers assigned specific risk management responsibility coupled with reporting to the Board of Directors or a specific committee. For example, our Compensation Committee oversees risks related to existing and proposed compensation arrangements. The Compensation Committee has appointed the Chief Administrative Officer as the senior risk officer for compensation programs and practices. The Compensation Committee reviews a Compensation Risk Analysis Report twice each year and reviews the findings of the report with the full Board of Directors. The Loan

Committee reviews, approves and evaluates loan policy and loans with greater risk. The Funds Management Committee oversees balance sheet management. The Company’s internal auditor and credit examiner meet with the Audit Committee on a regular basis to discuss specific areas of risk. Our CEO works closely with the executive management team in evaluating potential risks to the Company. Management regularly reports to the Board and its various committees, including information with respect to key risks facing the Company, including credit, interest rate, liquidity, reputational, operational and compliance risk. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company.

DIRECTOR NOMINATIONS

The Nominating Committee annually reviews the composition of the Board and the contributions and qualifications of each director to determine the future needs of the Board. The Nominating Committee, to the extent it deems necessary and appropriate, consults with the executive officers, other directors, business associates, legal counsel and other community professionals to identify potential candidates and recommends qualified nominees to the full Board for consideration. The full Board evaluates the candidates in the context of the current composition of the Board, the operating requirements of Bancorp and the bank, and the long-term interests of the shareholders. In performing this evaluation, the Board considers the diversity, age, skills, experience, community involvement and other factors it deems appropriate given the identified needs of the Board and Bancorp and the desire to maintain a balance of knowledge, experience and capabilities on the Board. The Board has not used in the past, and does not anticipate using in the future, an outside search firm to provide potential nominees.

The Board of Directors plays a critical role in guiding Bancorp and overseeing its management. As a result, the Board seeks to attract and retain qualified candidates for Board membership, regardless of the origin of recommendation, including shareholders. The demand for responsible corporate governance and financial reporting has created an increased call for highly qualified and capable public company directors. Qualified director nominees should possess high moral character and personal integrity; a high level of leadership or managerial experience; experience and knowledge relative to matters affecting Bancorp; the ability and willingness to contribute to the Board; the ability to exercise sound, independent business judgment; a long-term commitment to the interests of shareholders and growth of Bancorp; freedom from conflicts of interest; and the ability to dedicate sufficient time to Board activities and duties. Shareholders may recommend potential qualified director nominees to the Board of Directors by providing written notice to the Chairman of the Nominating Committee.

To be effective the notice must be received by Bancorp’s Secretary at least 60 calendar days before the date corresponding to the date on which Bancorp’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the notice will be considered timely if it is received by Bancorp’s Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting. The notice must set forth (a) the name and address of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person nominated by the shareholder; (b) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice; (c) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (d) a description of all arrangements or understandings between or among any of (i) the shareholder giving the notice, (ii) the beneficial owner on whose behalf the notice is given, (iii) each nominee, and (iv) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (e) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the signed consent of each nominee to serve as a director of the Corporation if so elected. If the presiding officer determines that a nomination was not made in accordance with the Bylaws, he or she will so declare to the meeting, and the defective nomination will be disregarded. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

In September of 2009, Georges St. Laurent’s was appointed to the Board of Directors of PremierWest Bancorp and its subsidiary PremierWest Bank. Based on Mr. St. Laurent’s substantial holdings of PremierWest Bancorp securities and his extensive financial background, specifically as a director, Chief Executive Officer and controlling shareholder in Western Bank, the Committee believed Mr. St. Laurent would be an asset to the Company. The Nominating Committee discussed the potential addition of Mr. St. Laurent with the full Board of Directors. Chairman Duke and Vice Chairman Huycke then approached Mr. St. Laurent to inquire about his interest. Mr. St. Laurent subsequently accepted the invitation and following regulatory approval was appointed to the Boards of Directors of PremierWest Bancorp and PremierWest Bank.

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors is responsible for establishing and administering our executive compensation program. In accordance with the Compensation Committee Charter, the Board delegates this duty to the Compensation Committee (referred to in this discussion and analysis as the “Committee”). The Committee annually reviews the executive compensation program and recommends to the Board for its approval the final compensation packages for Mr. Anhorn, Mr. Ford, Mr. Hieb and other senior executive officers.

Executive Compensation Philosophy and Objectives

Our compensation program is intended to provide competitive, comprehensive compensation packages that will attract, retain and motivate highly-qualified and talented people at all levels of our organization, but most importantly, the senior management team. To accomplish this objective, we try to provide compensation packages that are competitive within our industry segment and market while maintaining and promoting the interests of the Company and our shareholders.

The specific levels of compensation reflect the comparative level of job responsibility, the value of the job in the marketplace, and the competition for quality, key personnel in our industry. We compensate executives for their services and provide long-term and short-term incentives to meet certain strategic and financial goals and objectives that are integral to the continued growth of the Company. Therefore, in addition to a competitive base salary, we consider annual cash bonus plans as an incentive to our executive management team to attain specific financial goals, while maintaining non-financial goals and objectives aligned with the short-term strategic goals of the Company. We also offer equity-based incentives that encourage our executive officers and directors to focus on maximizing long-term shareholder value because the executives have a vested interest in the long-term growth and financial success of the Company. As a community banking organization, business relationships throughout our market communities are important at all levels of employment within the Company, making loyalty and longevity of employment important elements of our continued growth and success. We believe providing supplemental retirement programs and time-vesting equity awards to the executive management team and other key employees encourages people to remain employed long-term with the Company.

Establishing Compensation

The Committee is responsible for determining the compensation package of Mr. Anhorn, Mr. Ford, Mr. Hieb and the other senior executive officers. Mr. Ford recommends compensation packages for each senior executive officer to the Committee, which reviews and finalizes the compensation packages before presenting them to the Board for approval. Based on the recommendations of the Committee, the Board reviews and approves the final compensation for all senior executive officers.

In the past, the Committee has not retained outside consultants to assist in the determination of the type and level of compensation paid annually, and did not use consultants in determining pay for the fiscal year ended 2009. From time to time, however, the Committee may retain consultants to assist in reviewing and establishing the annual compensation package for senior executive officers and for the Board of Directors. Although the Committee did not use a consultant to determine specific levels of compensation for 2009, the Committee considered comparative data for executives in the Pacific Northwest for companies of similar size to PremierWest Bancorp. Compensation levels for senior executives for the following companies were considered in determining appropriate 2009 compensation levels for PremierWest executives: Cascade Bancorp, Farmers & Merchants Bancorp, West Coast Bancorp, City Bank, Cascade Financial Corporation, Sierra Bancorp, Pacific Continental Corporation, AmericanWest Bancorporation, Columbia Bancorp, North Valley Bancorp and TriCo Bancshares.

Toward the end of each fiscal year, the Committee compiles information from various compensation related sources to assist in determining the compensation levels for the following year.

Although we do not benchmark salaries, we try to ensure that our executive compensation program as a whole, and individual compensation packages, are competitive with pay for similar positions with similar companies. Individual compensation is established in accordance with the comparative information, experience, and individual performance evaluations for the respective executive. No one particular element or factor is weighed more heavily than another; rather, the compensation package is based on the collective judgment and discretion of the Committee members.

At the end of fiscal year 2008, each Board member completed a written evaluation of Mr. Ford. The evaluation included a variety of subjective, non-financial criteria, such as Leadership and Development; Quality and Service Delivery; Board Relations; Employee Relations; Community Relations; Political Effectiveness; and Strengths and Development Needs. The individual evaluations are compiled into a performance review report which is used by the Committee in its evaluation of the performance of Mr. Ford for the year being evaluated; and based on this information, Mr. Ford receives an Overall Performance Rating. The Overall Performance Rating must be at least 85% in any given year in order for the executive to be considered for an increase in base salary and to participate in any bonus programs. Although the evaluation is not directly aligned with the strategic plan, the evaluation criteria are reflective of attaining certain goals and objectives of that plan. Both the objective and subjective criteria evaluated are important to the successful implementation and execution of the strategic plan, and management’s ability to maintain continued growth and year-to-year profitability of the Company. For 2008, Mr. Ford received a favorable Overall Performance Rating well in excess of the 85% threshold.

When determining the amount and form of annual compensation for the senior executives, the Committee reviews the total compensation earned by the executive relative to the total compensation earned by their counterparts in other companies. The Committee considers total compensation in the context of a proper mix of current fixed annual compensation, incentive compensation in the form of cash bonus and increase in stock option value, retention compensation in the form of option vesting and retirement benefits and reward for years of service to the Company, each relative to the strategic goals and objectives of the Company. The mix of these elements is considered in the context of the reasonableness of the compensation package relative to the executive compensation information for the comparative companies. The level of the annual base salary is determined by competitive market factors, job description and relative pay within the Company.

The Executive Committee recommends to the full Board of Directors for approval a strategic plan based on Company and industry performance and market expectations. This strategic plan identifies specific goals for growth in assets and earnings for the coming year, which may include: non-interest deposit growth, the level of non-performing assets, loan charge-offs and recoveries, new branch expansions, and market share growth within existing markets. The Committee establishes target performance thresholds for the annual bonus plan based on these goals and reviews and evaluates the financial and non-financial results of operations relative to those target performance criteria as a measure of the performance of the senior executive officers in implementing and executing such plan. Except for the annual bonus plan, which is directly related to annual earnings, none of the other compensation components are based on a set formula or percentage or performance based. For 2009, the Committee did not adopt an incentive bonus plan.

Although tax considerations are not the compelling factor in determining the annual compensation package, the Company attempts to maximize the tax benefits related to compensation expense. Further, the Company is cognizant of the compensation expense associated with all equity awards. The Committee intends all compensation to be Rule 162(m) compliant to permit the Company to realize the tax benefits of all compensation paid to the named executive officers to the extent permissible under the Internal Revenue Code. However, recent legislation (“TARP Compensation Standards”) applicable to the Company as a participant in the U.S. Department of the Treasury’s Capital Purchase Program limits deductibility of executive compensation for any one executive to $500,000 and eliminates certain exemptions under 162(m). Currently, none of our named executive officers are expected to receive compensation in excess of the $500,000 threshold. Additionally, employment agreements with executives encourage cooperation between the Company and the executive in minimizing the tax impact of certain payments in the event of a change-in-control, should payments to executives conflict with Rule 280G under the Internal Revenue Code. For a more detailed explanation of the limitations imposed by the TARP Compensation Standards, see the section titled Effect of the American Recovery and Reinvestment Act of 2009.

The Company has entered into employment and benefit agreements with named executive officers. These employment and benefit agreements reflect the terms of employment of each executive and the various forms of compensation each is entitled to receive and the Company programs in which each may participate. These agreements also identify the rights and benefits of the executive in the event of death, disability, termination of employment and a change-in-control (the specific terms are discussed in detail in the Post-Termination Benefits section). After the expiration of the initial term, subject to certain circumstances in which the agreement may not be terminated, the agreements automatically renew annually unless the Board of Directors elects not to renew the agreement. Each senior executive officer entered into a Compensation Modification Agreement which modified existing compensation and benefit arrangements to meet the TARP Compensation Standards discussed below.

Components of 2009 Executive Officer Compensation

Base Salary

Base salaries are established using financial and non-financial criteria, current market conditions, job descriptions and relative pay, both internal among senior executives and external among the comparative group of companies. Although we do not benchmark salaries to any specific criteria, we used comparative industry information to affirm the reasonableness and competitiveness of our senior executive salaries. We also considered evaluations of senior management for 2008. Based on the performance evaluations and the total compensation packages in comparison to industry counterparts, we established the base salary for Mr. Anhorn, Mr. Ford, Mr. Hieb and the other senior executive officers for 2009.

Mr. Ford assumed the duties of Mr. Anhorn, as Chief Executive Officer, and Mr. Anhorn was expected to continue to provide services to the Company in 2009 comparable with the reduced hours in the latter half of 2008 with a salary consistent with the reduced hours. However, midway through the year, Mr. Anhorn was working full time assisting the Company in the disposition of other real estate owned. Accordingly, Mr. Anhorn’s salary was increased commensurate with his work load for the remainder of 2009. Mr. Ford’s salary was increased to $235,400 for 2009 to address the new duties as the Chief Executive Officer as was Mr. Anderson’s to address his new duties as the Chief Administrative Officer. With the economic changes in the financial markets prompting reductions in operating costs at the Company, primarily reductions in staffing levels, Mr. Ford voluntarily recommended, midway through 2009, to the Committee a reduction in his base compensation, rolling back his salary to its 2007 level of $200,000 annually. Mr. Ford’s base salary compensation for 2009 totaled $200,000.

Bonus Compensation

In past years, the Board has established a Bonus Plan based on the current year’s budget and strategic objectives with the amount payable under the Bonus Plan based on attaining certain performance levels relative to the budgeted net profit for the year. The Committee was considering adopting a new Senior Executive Incentive Plan for 2009, but, given the change in the financial condition of the bank, 2008 results and projected 2009 budgets, the Committee elected not to recommend the adoption of an incentive bonus program for 2009. Subsequently, with the Company’s participation in the U.S. Treasury’s Capital Purchase Program, the Company became subject to restrictions on incentive bonuses.

Retirement Compensation

Retirement Plans

The Company provides Supplemental Executive Retirement Plans (“SERP”) for selected executive officers. The SERP provides retirement benefits in addition to any benefit the executive might receive through participation in the Executive Deferred Compensation Program or the Company 401(k) Plan. We provide the SERP to the executive as a means of promoting long-term employment and rewarding the executive for their commitment and loyalty to the Company for remaining employed long-term with the Company. The amount an executive may receive under the SERP is directly tied to their base salary at retirement and longevity of employment. For each year of service, the executive may receive an additional percentage of their base salary and the amount increases in 1%-3% increments for each subsequent year, up to a maximum of 42%. In 2007, the Committee adopted a policy to standardize SERP agreements to contain the following general provisions:

•	Generally, executive must be employed for 3 years before becoming eligible;

•	Benefits may not exceed 42% of base salary;

•	Benefits are paid for 15 years beginning at the later of termination of employment or attaining retirement age; and

•	If executive remains employed beyond normal retirement at age 65, benefits will increase 1% for each year of subsequent service.

Mr. Ford, as Chief Executive Officer, entered into a SERP in 2009, the first year he was eligible. The specifics of the SERP benefits for each participating executive are set forth in more detail in the Post-Termination of Employment section. As of the end of 2009, the Company’s accrued liability obligation under the existing SERP agreements for all of the named executive officers was $1,874,794. See the Pension Benefits Table for 2009 for individual obligations.

Deferred Compensation Plans

The Company offers executive officers the opportunity to defer receipt of up to 75% of their salaries in any given year, which allows the executive to defer payment of income taxes on earned income to a later date. Specific terms and conditions of the deferred compensation arrangement are set forth in a deferred compensation agreement. The balance in the deferred compensation account accrues interest at a rate equal to the Company’s rate of return on equity for the plan year. Based on the performance of the Company during 2008, during 2009 the balances were credited with no earnings. The deferred amounts plus interest will be paid out over a pre-determined period following termination of employment. In the event of a change-in-control or after payments have started under the plan, the rate of interest adjusts to the prime rate (as defined in the agreement). Although the Company has a future obligation to make payments in accordance with the terms of the deferred compensation agreement, the executive is considered an unsecured creditor of the Company. During 2009, Mr. Danelson was the only senior executive officer to defer compensation. The balance of deferred compensation accounts attributable to executive officers at December 31, 2009 was $862,033. See the Non-Qualified Deferred Compensation Table for information regarding their respective deferred compensation accounts.

Savings Plan and Other Benefits

We also maintain a tax-qualified 401(k) plan in which executive officers may participate under the same terms as all eligible employees of the Company. Executives may contribute up to the maximum amount permitted by law and during 2009 the Company matched up to the lesser of 25% of the executive’s contribution or 1.5% of the executive’s compensation. The Company’s 25% match for 2009 represented a reduction from the 50% match in the prior year. Additionally, the Company has entered into agreements that provide a death benefit to beneficiaries of executives and other key employees. These agreements provide for death benefits to the executive’s named beneficiary in the event of death during and after termination of employment, provided the termination is not for cause and it does not occur prior to normal retirement. The Company maintains life insurance on the executives to cover these obligations.

Equity Compensation

The 2002 Stock Incentive Plan provides for the issuance of stock options, stock appreciation rights, stock awards, stock units and performance awards. Historically, we have used stock options as the preferred form of equity compensation as an incentive for management and the Board of Directors to focus on increasing long-term, shareholder wealth because options previously received more favorable accounting treatment than other forms of equity awards. However, for accounting purposes nearly all forms of equity compensation are now treated the same and the Committee may consider using other forms of equity compensation in the future to better align the award with the Company’s objectives.

Our practice is to grant options with an exercise price equal to the market value on the day of grant and a term of 10 years. We believe the retentive nature of time vesting and the resulting commitment to long-term growth is best accomplished with time vesting equity awards. Therefore, all prior option awards have vested over time. The option awards granted to executive officers vest incrementally over seven (7) years with 50% of the award vesting in years six and seven (see the vesting schedules in the footnotes to the Outstanding Equity Awards at Fiscal Year-End 2009 Table). We believe the retentive nature of the award is enhanced by back-loading the vesting of awards. The number of options granted to individuals is based entirely on the subjective judgment of the Committee; however, the Committee does consider the equity compensation practices of the comparative company group when determining the number of options granted.

In 2009, other than an inducement award to Mr. Yarbenet, our Chief Credit Officer, who received an award of restricted stock with the same 7 year vesting schedule as prior options, no other awards were made to the senior executive officers. As part of the compensation for directors, the directors receive nominal stock option grants that vest over two years. During 2009 no stock option grants were made to directors.

The Committee also adopted a stock ownership policy in 2009, with target ownership of 50,000 for the President and Chief Executive Officer, 10,000 for each executive vice president and 15,000 for each director (all excluding outstanding stock options). The Stock Ownership Policy also places restrictions on the number of shares directors and executive officers may sell in the open market during any one year. We believe that this policy vests each person in the Company’s long term financial success.

Other Compensation

We also provide certain named executive officers country club memberships, use of a Company-owned vehicle, general disability insurance and long-term care insurance. The Company reimburses the executive for the individual cost of disability insurance and pays the insurance premiums for the long-term care insurance. The Company either pays directly or reimburses the executive for the costs associated with the use of a vehicle, including maintenance, monthly lease and/or payment, gas, etc. The club memberships are paid directly by the Company and used by the executives for business entertainment and development. Executives are reimbursed for expenses incurred for business purposes.

Although the Company had solid core earnings for 2009, higher than normal loan loss provisions during these unprecedented financial times resulted in the Company not attaining its financial goals for 2009. Notwithstanding the lower net income earned, the overall performance of Mr. Anhorn, Mr. Hieb and Mr. Ford reflected attainment of the subjective elements associated with our strategic plan, and, given the challenging economic conditions that transpired in 2009, we believe the overall executive compensation package for 2009 effectively accomplished its objective; and that 2009 compensation remained competitive with our counterparts in the industry and appropriate for a Company of our size with our performance record.

Compensation Consultants

During 2009 the Compensation Committee distributed “Request for Proposals” to selected compensation consultants to provide the following services:

•	Recommend “peer group” to be used in comparing total compensation packages of named executive officers and members of the Board of Directors

•	Review total compensation packages for each of PremierWest’s executive officers and recommend changes as warranted

•	Review total compensation packages for each of PremierWest’s directors and recommend changes as warranted

•	Recommend three (3) separate incentive plans covering executive officers, all other officer positions, and all non-officer positions, respectively

EW Partners, Inc. was selected to perform the above services at a cost of $23,500. Prior to this engagement EW Partners had not previously performed any services for PremierWest.

EW Partner’s representatives met with the Committee on numerous occasions and delivered recommendations for each of the above items. Recommendations, which included cash incentive plans covering “all other officer” positions and “all non-officers positions,” were discussed with the Committee. The Committee asked executive management to review and provide a recommendation, for implementation when appropriate.

The Committee discussed recommendations for executive officer incentive plans and evaluation formats with EW Partners and ultimately approved a “Restricted Share Award” Plan (the “Plan”) for executive officers. The Plan provides for restricted shares to be granted to executive officers in an amount not to exceed thirty-five percent (35%) of each executive officers base salary based on predetermined performance targets for the Company and individual performance evaluations for each executive officer. The Committee and the Board of Directors approved five (5) specific Company performance targets for 2010. Those targets include:

•	Specified net income level

•	Specified level of classified assets and other real estate owned

•	Specified level of non-interest expense

•	Monthly past dues not to exceed a specified percent of total loans

•	Total risk based capital to be at a specified level at 12/31/2010

The maximum award of 35% is payable only if the executive achieves 125% of the targets. The Chief Executive Officer and the Board of Directors performance is rated one hundred percent (100%) based on the Company’s progress in achieving the above referenced targets. The other senior executive officers rating is weighted fifty percent (50%) on achievement of Company targets and fifty percent (50%) based on achievement of pre-determined personal goals and leadership competencies. No awards will be paid under the Plan if the Company does not post a profit for the year measured.

The Board of Directors recognizing that the abnormally low market value of PremierWest securities could result in a large number of shares being issued under the Plan, established a maximum number of shares to be issued for 2010 performance at 100,000.

EW Partners reported that base compensation levels for executive officers were as a group 8.8% below the market median and 23.7% below the market’s 75th percentile. The report also indicated PremierWest’s President and Chief Executive Officer was below the market’s 25th percentile, market’s median, and market’s

75th percentile, 15.2%, 32.7% and 44.9%, respectively. Total cash compensation for members of the Board of Directors was reported at 22.0% and 35.6% below the average compared to the 2008 California Bankers Survey of financial institutions with assets of between $1 billion and $10 billion and the Department of Financial Institutions Survey for institutions of $1 billion or more, respectively.

The Compensation Committee recommended to the Board of Directors no increase in Board cash compensation for 2010. President and Chief Executive Officer Ford recommended to the Compensation Committee that executive officer and all other officer position base salaries be maintained at their December 31, 2009 level during the first two quarters of 2010, at which time the profitability of the Company will be reviewed. The Committee accepted the recommendation.

Effect of the Emergency Economic Stabilization Act of 2008

On October 14, 2008, the U.S. Department of the Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). We participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on February 13, 2009. As a result, we became subject to executive compensation requirements.

Each of our named executive officers executed an agreement that potentially reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of our CPP debt or equity securities. At our current levels of compensation, we do not expect EESA to affect the compensation of any of our named executive officers or our compensation programs. The material executive compensation requirements of EESA and existing Treasury regulations are as follows:

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Prohibition on compensation that provides an incentive to take unnecessary and excessive risks. EESA prohibits us from providing incentive compensation arrangements that encourage our named executive officers to take unnecessary and excessive risks that threaten the value of the financial institution. The Compensation Committee is required to review our named executive officers’ incentive compensation arrangements with our senior risk officers to ensure that such officers are not encouraged to take these risks. The regulations also require the Compensation Committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the named executive officers’ incentive compensation arrangements.

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Clawback. EESA requires us to recover any bonus or incentive compensation paid to a senior executive officer (“SEO”) where the payment was later found to have been based on statements of earnings, gains or other criteria which prove to be materially inaccurate. Each of our named executive officers has contractually agreed to abide by this provision.

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Golden parachutes. We contractually agreed to abide by a provision of EESA that limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each named executive officer has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to us and to him. Prior to our participation in the CPP, each executive employment agreement contained a provision limiting payments under the agreement to comply with 280G and avoid exceeding 280G limits.

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Limit on tax deduction. We contractually agreed to abide by a provision of EESA and Treasury regulations that limits our tax deduction for compensation paid to any Named Executive Officer to $500,000 annually.

Effect of American Recovery and Reinvestment Act of 2009

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA contains new restrictions on executive compensation for CPP participants, and amends the executive compensation and corporate governance provisions of EESA. ARRA continues the $500,000 annual deduction limit and the limits on incentives for executive officers to take unnecessary risks discussed above. Some key features of the new executive compensation restrictions in ARRA are described below.

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ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to our top five most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 13, 2009. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

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Shareholder “say-on-pay” vote required. ARRA requires every public company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

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Stricter restrictions on “golden parachute” payments. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

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Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the SEOs.

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Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

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Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

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New reporting and certification requirements. ARRA requires the CEO and CFO of any CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC.

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Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

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Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

ARRA requires both the Treasury and the SEC to issue rules to implement these new executive compensation restrictions. The U.S. Treasury issued an interim final rule effective June 15, 2009 that implements many of the compensation requirements of ARRA.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing and administering our executive compensation program. Within the parameters of the current program, as described in the Compensation Discussion and Analysis, the Committee annually reviews executive compensation and recommends to the Board for its approval appropriate modifications, including specific amounts and types of compensation for the executive officers. The Committee is responsible for establishing the compensation of the Executive Chairman, President and Chief Executive Officer and Chief Operating Officer; and reviews for consideration by the Board the annual compensation of the other senior executive officers.

The Compensation Committee has met with management to review and discuss the content of the Compensation Discussion and Analysis. Based on our review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and, as applicable, the Company proxy or information statement.

In accordance with the TARP Compensation Standards, the Committee must certify the completion of SEO and employee compensation reviews. The Compensation Committee certifies that:

1.	It has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Compensation Risk Narrative

In accordance with the TARP Compensation Standards, the Compensation Committee must also provide a narrative regarding risks associated with the Company’s compensation programs. The following describes compensation programs in place and a discussion of risks.

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Performance Based Incentive Bonus Plans: In accordance with a recommendation by its compensation consultant, the Compensation Committee recently approved a Restricted Share Award Plan for executive officers under the existing 2002 Stock Incentive Plan. Such plan does not encourage excessive risk taking because the plan provides for restricted shares to be granted to executive officers based on pre-determined performance targets for the Company and individual performance evaluations for each executive officer, the long term vesting of restricted shares is compliant with TARP Compensation Standards and the grant may not exceed 35% of each executive officer’s base salary. A grant of restricted shares could encourage actions focused on stock price appreciation and, therefore, could encourage risk taking, but the long term vesting of the restricted shares, coupled with the ownership policy for executive officers, encourages management to base decisions which benefit the Company and its shareholders on a long term basis versus any specific, short-term period.

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2010 Asset Recovery Group (“ARG”) Cash Bonus Program: The Compensation Committee previously approved a cash bonus program for the ARG. Such program does not encourage excessive risk taking or the manipulation of reported earnings because it provides for independent auditing of results prior to any awards; individual awards are discretionary and require the prior approval of the Chief Executive Officer; the program has a cap of $262,000 on total awards for the 2010 budget year; awards are tied directly to sustained improvement in loan quality; and the program incorporates appropriate “clawback” language.

•

Sales Incentive Campaign: The Sales Incentive Campaign was a cash incentive program that concluded during the first quarter of 2010. The campaign did not encourage excessive risk taking or the manipulation of reported earnings because it was tied to measurable growth in account relationships and specific products; individual awards were made based on group performance at both a branch and region level with minimum performance targets; total cash payments under the campaign totaled $5,000; and results were audited by the director of operations prior to awards.

•

Stock Options/Restricted Share Awards: Management may be awarded options to purchase the Company’s common stock or restricted shares, generally with a vesting period of seven years, with 50% of the vesting occurring during year six and seven. Equity based compensation could encourage actions to focus solely on stock price appreciation and, therefore, could encourage risk-taking. However, the vesting structure of the Company’s options are heavily weighted towards the latter years, thereby encouraging management to base decisions which benefit the Company and its shareholders on a long term basis versus any specific, short-term period.

•

Deferred Compensation Plans: Management is eligible to participate in a deferred compensation plan pursuant to which the executive may defer a portion of his or her compensation. Compensation deferred is placed in a deferred compensation account for the benefit of the specific executive, and is not available for distribution to the executive until six months following a separation of service. The account is paid a rate of return equal to the average return on equity achieved by the Company for the immediately preceding year. The executive is considered an unsecured creditor of the Company. The rate of return tied to the average return on equity of the Company combined with the executive being an unsecured creditor encourages the executive to make decisions with both the short term and long term interest of the Company foremost. Short term in that it maximizes the executives return and long term in that it protects the executive’s investment.

•

SERP: Executives may participate, subject to Compensation Committee and Board approval, in a SERP following completion of three years of service. The SERP provides that the executive will receive a percentage of their base salary for a specific period following normal retirement. The period is generally 15 years and the percentage of base salary is generally up to 42% of base salary at the time of separation of service. Under most scenarios payments do not begin until the executive reaches normal retirement age and separates from service. The executive is considered an unsecured creditor of the Company and, therefore, has a vested interest in the long term success of the Company to ensure receipt of the applicable stream of payments.

The Compensation Committee or management have taken several recent actions to reduce the Company’s risk associated with executive and employee compensation, including: the Committee elected not to recommend the adoption of an incentive bonus program for 2009; the Company entered into Compensation Modification Agreements with executive officers that addressed TARP Compensation Standards; the Company entered into a TARP compliant employment agreement with the Chief Credit Officer; the Committee adjusted base salary of the bank’s Executive Chairman to reflect a reduced work schedule; the Committee adopted a stock ownership policy for executive officers and directors that invests each person in the long term financial success of the Company; and the Committee contracted with an independent consultant to review compensation programs. The Company has also implemented a freeze on all officer base salaries, which will be in effect until July 1, 2010, at which time management will evaluate profitability of the Company.

Submitted by Compensation Committee Members:

Patrick G. Huycke, Chairman

John A. Duke

James L. Patterson

Brian Pargeter

EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned by the named individuals for the fiscal year ended December 31, 2009, 2008 and 2007. The table includes information for the President & Chief Executive Officer and Chief Financial Officer and the next three highest compensated executive officers that earned total compensation for 2009 in excess of $100,000. These individuals are referred to as the “named executive officers”.

SUMMARY COMPENSATION TABLE FOR 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
John Anhorn,	2009	$247,226	(3)	-	-	-	-	$2,461	$53,005	(6)	$302,689
Executive Chairman	2008	$254,064	(3)	-	-	$24,824	-	$178,031	$50,896	(6)	$507,812
	2007	$292,000	(3)	-	-	-	$61,668	$175,965	$46,723	(6)	$576,353
James M. Ford,	2009	$200,000		-	-	-	-	$156,078	$53,711	(7)	$409,789
President & Chief Executive Officer	2008	$220,000		-	-	$24,824	-	-	$53,841	(7)	$298,665
	2007	$200,000		-	-	$31,185	$61,666	-	$48,543	(7)	$341,394
Tom Anderson,	2009	$181,960	(3)	-	-	-	-	$91,820	$17,083	(8)	$290,860
Executive Vice President & Chief Administrative Officer	2008	$175,000	(3)	-	-	$12,412	-	$77,911	$18,192	(8)	$283,512
	2007	$159,000	(3)	-	-	$25,988	$45,000	$58,502	$16,114	(8)	$304,601
Michael D. Fowler,	2009	$169,920		-	-	-	-	-	$8,906	(9)	$178,826
Executive Vice President & Chief Financial Officer	2008	$118,144	(4)	-	-	$45,094	-	-	$47,052	(9)	$210,286
	2007	-		-	-	-	-	-	-		-
Joe Danelson,	2009	$178,520	(3)	-	-	-	-	-	$115,980	(10)	$294,497
Executive Vice President & Chief Banking Officer	2008	$118,455	(5)	-	-	$66,555	-	-	$18,922	(10)	-
	2007	-		-	-	-	-	-	-		-

(1)	The assumptions applied in determining the grant date fair value are set forth in Footnote 22 to the Consolidated Financial Statements for 2009.
(2)	Includes long-term care insurance premiums, club memberships, 401(k) matching contributions and personal use of company car.
(3)	Includes amounts deferred and reflected in the Non-Qualified Deferred Compensation Table for 2008 and 2007, respectively: Anhorn $72,000 and $71,500, and Anderson $42,000 and $42,000. Mr. Danelson deferred $11,500 for 2009 and did not participate in 2008 or 2007.
(4)	Mr. Fowler was hired on 4/14/08 and his salary reflects what was paid in 2008, on a base annual salary of $165,000.
(5)	Mr. Danelson was hired on 4/21/08 and his salary reflects what was paid in 2008, on a base annual salary of $170,000.
(6)	In addition to items included in footnote (2), also includes director fees of $32,400, $29,600, and $25,200 in 2009, 2008 and 2007, respectively.
(7)	In addition to items included in footnote (2), includes director fees of $30,000, $29,600 and $25,200 in 2009, 2008 and 2007, respectively.
(8)	In addition to items included in footnote (2), also includes reimbursement of long-term disability insurance premiums paid by the executive.
(9)	In addition to the items included in footnote (2), includes reimbursement of relocation expenses in the amount of $39,786.
(10)	In addition to the items included in footnote (2), includes reimbursement of relocation expenses in the amount of $106,449 and $11,816 in 2009 and 2008, respectively.

GRANTS OF PLAN-BASED AWARDS

There were no grants of plan-based awards made during 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table summarizes the outstanding equity awards as of December 31, 2009.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
John Anhorn	8,041	-	$5.27	06/20/12	(1)
	8,041	-	$5.31	05/01/13	(2)
	7,658	-	$8.06	04/01/14	(3)
	10,210	4,376	$9.09	03/17/15	(5)
	525	9,975	$8.99	05/01/18	(8)
James M. Ford	34,729	23,152	$15.98	04/01/16	(4)
	661	5,954	$11.80	05/01/17	(6)
	525	9,975	$8.99	05/01/18	(8)
Tom Anderson	7,037	-	$4.09	03/01/12	(7)
	3,260	-	$5.27	06/20/12	(1)
	4,020	-	$5.31	05/01/13	(2)
	5,105	-	$8.06	04/01/14	(3)
	6,807	2,917	$9.09	03/17/15	(5)
	551	4,961	$11.80	05/01/17	(6)
	262	4,988	$8.99	05/01/18	(8)
Michael D. Fowler	1,050	19,950	$9.06	04/14/18	(9)
Joe Danelson	1,312	24,938	$8.98	04/21/18	(10)

(1)	These options vest as to 20% of the award on each anniversary of the grant date and were fully vested on 6/20/07.
(2)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 5/01/08.
(3)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/ 01/09.
(4)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/11.
(5)	The awards with an expiration date of 3/17/15, vest on each anniversary of the grant date as follows, 10% of the award on the first anniversary and then, 15%, 20%, 25% and 30% of the award each successive anniversary date and will be fully vested 3/17/10.
(6)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/14.
(7)	These options fully vested as of 3/1/2009, but the information in this table is as of 12/31/2008.
(8)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/15.
(9)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 4/14/15.
(10)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 4/21/18.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised during 2009 for each named executive officer.

SERPP AGREEMENTS

The Company has Supplemental Employee Retirement Plan Agreements (“SERP”) with three (3) of the names executive officers. The following table summarizes the benefits available to each named executive officer under their respective SERP as of December 31, 2009.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John Anhorn	Supplemental Executive Retirement Plan	-	$1,300,437	$133,094
James M. Ford	Supplemental Executive Retirement Plan	3.8	$156,078	-
Tom Anderson	Supplemental Executive Retirement Plan	7.9	$418,279	-
Michael D. Fowler	not eligible	-	-	-
Joe Danelson	not eligible	-	-	-

The present value of the accumulated benefit for each of the named executive officers is the accrual balance as of December 31, 2009. A discount rate of 5.4% was used in calculating the accrual balance.

Mr. Anhorn began receiving payments effective August 1, 2008. Payments will be made for the remainder of his life. If Mr. Anhorn dies and benefits have been paid to Mr. Anhorn for less than fifteen (15) years, the Company shall pay Mr. Anhorn’s designated beneficiary the same amount of benefits had Mr. Anhorn survived, but the total period of benefit payments shall not exceed fifteen (15) years.

Mr. Ford and Mr. Anderson each are parties to a SERP Agreement. The agreements for Mr. Ford and Mr. Anderson provide for a maximum benefit of 15 years. The benefit is calculated as a percentage of their annual base salary at the time of separation from service. The benefit is payable at the latter of reaching normal retirement age or separation of service. Based on a separation of service at age sixty five (65), Mr. Ford’s and Mr. Anderson’s agreements provide for benefits equal to 42%, and 40%, respectively of their base salary. The agreements for Mr. Ford and Mr. Anderson accelerate vesting in the event of involuntary termination without cause or voluntary termination with cause. However, Mr. Ford and Mr. Anderson have each executed Compensation Modification Agreements, which among other things limit the acceleration of benefits during the period which the Company continues to be a TARP recipient.

NONQUALIFIED DEFERRED COMPENSATION

The Company provides a Deferred Compensation Program in which each named executive may elect to participate. The Company’s Deferred Compensation Plan provides for each participant to defer receipt of up to 75% of their annual salary and bonus. Until a change-in-control or distributions begin, the Company is obligated to pay interest on balances in the account at an annual interest rate equal to the Return on Equity for the prior fiscal year. No earnings were credited to the accounts for 2009. After payments begin or after a change-in-control event, the account balance accrues interest at a rate equal to the then current Prime Rate. Each participant has pre-elected a form of distribution as either a lump sum distribution or equal monthly installments over a set period of time. Participants are deemed unsecured creditors of the Company. The following table summarizes the activity in any such program for each participating named executive for the fiscal-year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
(a)	(b)	(c)	(d)	(e)	(f)
John Anhorn	-	-	$(18,416)	-	$439,378
James M. Ford	-	-	-	-	-
Tom Anderson	-	-	$(8,327)	-	$182,304
Michael D. Fowler	-	-	-	-	-
Joe Danelson	$11,500	-	-	-	$11,500

(1)	All of the amounts set forth in column (b) are reported and included in Salary in the Summary Compensation Table.

DIRECTOR COMPENSATION

Beginning in 2009, each director of Bancorp, including employee-directors, received a flat fee based on board position and number of committees each sits on. See Director Compensation table below.

The Compensation Committee evaluated the director compensation practices of Bancorp compared to those of other similar sized banking entities and public companies in the Pacific Northwest and determined that Bancorp’s director compensation for 2009 was appropriate. The Compensation Committee engaged an independent Compensation Consultant the last quarter of 2009 to review director and executive officer compensation levels. While the consultant (EW Partners, Inc.) concluded compensation paid to Bancorp directors was below that paid comparable public companies, the Compensation Committee recommended to the Board of Directors no increase in cash compensation for 2010. The Board accepted the Compensation Committees recommendation.

Pursuant to the terms of the Continuing Benefit Agreements and Director Deferred Compensation Agreements, each director may defer all or any portion of their director fees, which will accrue interest prior to distribution upon termination of service. Also, at the director’s expense, the director, their spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to Bancorp employees. Under certain circumstances, directors remain eligible for these benefits after termination of service.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
(a)	(b)	(d)	(f)	(h)
John Duke	$41,600	-	-	$41,600
Richard R. Hieb	$22,500	-	-	$22,500
Patrick Huycke	$41,950	-	-	$41,950
Rickar Watkins	$33,600	-	-	$33,600
Brian Pargeter	$33,950	-	-	$33,950
Dennis Hoffbuhr	$33,250	-	-	$33,250
Thomas Becker	$32,900	-	-	$32,900
James Patterson	$36,800	-	-	$36,800
John Dickerson	$32,900	-	-	$32,900
Georges St.Laurent, Jr.	$8,100	-	-	$8,100

(1)	Includes amounts deferred for Watkins $6,000; Pargeter $33,950; Hoffbuhr $6,650; Becker $32,900; and Patterson $6,000.

The directors individually own the following outstanding stock options as of December 31, 2009:

Name	Stock Options
John Duke	20,430
Patrick Huycke	20,430
Rickar Watkins	16,410
Dennis Hoffbuhr	20,430
Brian Pargeter	4,305
Thomas Becker	39,706
James Patterson	19,696
John Dickerson	11,720

Employment, Compensation and Benefit Agreements

The Company has entered into employment agreements with each of the named executive officers which provide for certain payments and continued benefits after termination of employment and in the event of a change-in-control. The Company also has entered into SERP agreements with three of the named executive officers which obligate the Company to make future payments after termination of employment. The SERP agreements are fully explained in the section titled “SERP Agreements.” The amount of payment due on separation varies depending on whether the separation was a voluntary or involuntary termination, retirement, disability or death. The amounts set forth in the tables, displayed in “Potential Payments Upon Termination,” assume the termination of employment or change-in-control occurred on December 31, 2009. Each of these executives has executed a Compensation Modification Agreement, which among other things prohibits the acceleration of benefits and limits certain payments during the period which the company continues to be a TARP recipient. While certain payments are prohibited and the executives have each executed modification agreements, the payments displayed in the tables assume the Company is not a TARP recipient and that payments would be made under the terms of the original respective agreements.

Employment Agreement Provisions

The employment agreements for John Anhorn, James M. Ford, Tom Anderson, Michael Fowler and Joe Danelson all provide the following benefits, either under the terms of the employment agreement or a separate agreement referenced in the employment agreement. The employment agreements automatically renew at the end of the initial term and each year thereafter, unless the Company elects not to renew the agreement. In the event of a change-in-control (as described below), the employment agreements become perpetual and the Company may not unilaterally cancel the agreement.

Upon termination of employment for any reason, including voluntary resignation or early retirement, the executive officers are entitled to receive: their base salary through the date of termination and, except if terminated for cause (as defined in the employment agreement) or executive voluntarily resigns, the executive officer is entitled to receive all unpaid bonuses and incentive compensation due executive officer; amounts accrued under any deferred compensation program in which the executives participated, unless terminated for cause; amounts payable under the 401(k) Plan and Supplemental Executive Retirement Plan; and the right to exercise all vested, unexercised stock options

Additionally, upon retirement or execution of a Separation Agreement in the event of termination without cause, termination for good reason, or termination (other than for cause) six months after a change-in-control, the executive officer shall receive the following: all unvested equity awards shall vest; the Company shall pay the 401(k) match equal to the amount due if the executive had remained employed through the end of the year; the Company shall provide health care coverage for executive officer and spouse for 15 years following termination of employment for Mr. Ford and Mr. Anderson; and for life for Mr. Anhorn and fifteen (15) years for his spouse; the Company will continue to pay premiums on Long-Term Care Insurance Policy for executive officer and spouse; and if the Company provided use of a vehicle to executive, the executive may receive title to the vehicle (only in event of termination without cause or termination for good reason)

Under the Separation Agreement, the executive officer may elect not to compete with the Company, in which case the executive officer will continue to receive a monthly payment equal to one-twelfth (1/12th) of the executive officers base salary, for each month executive officer satisfies the terms of non-compete. Mr. Anhorn may elect to enter into a consulting arrangement rather than a non-compete. Messrs. Anhorn, Ford and Fowler may receive such payments for up to two years after the separation date, while the time period for such payments to Messrs. Anderson and Danelson is one year.

Benefits if Termination is result of Death

The Company maintains life insurance policies on Messrs. Anhorn, Ford and Anderson and has entered into agreements to provide a death benefit to the named executive’s estate in amounts ranging from $150,000 to $250,000. In addition to these insurance benefits and the other benefits to which the executive generally is entitled upon termination, agreements for Messrs. Anhorn, Ford and Anderson state that the Company will maintain health insurance for the deceased executive’s spouse for a period of 15 years after the date of death, if death occurred before retirement; or for 15 years after the date of separation if death occurred at or after retirement. The spouse may elect to continue the Long-Term Care Insurance, in which case the additional premiums paid by the Company shall reduce any death benefit.

Supplemental Executive Retirement Plan

Messrs. Anhorn, Ford and Anderson are parties to Supplemental Employee Retirement Plan (“SERP”) agreements with the Company. The benefits under these agreements are outlined under the section titled “SERP Agreements.”

Change-In-Control

Under the employment agreements and SERP agreements, a “change-in-control” is defined as any of the following events: a corporate transaction in which more than 50% of the voting power after such transaction is held by persons other than persons holding such voting power before the transaction; a person or designated group of persons pursuant to Rule 13D of the Securities Exchange Act of 1934, acquires 25% or more of

Company’s voting securities; a person or group acquires 10% of the voting securities and such person or the group’s nominee becomes Chairman of the Board; within a two-year period a majority of the board of directors changes; or the Company sells substantially all of its assets.

John Anhorn’s agreement provides for a transaction bonus equal to 30% of the sum of his base salary and annual SERP payment at the time of the change in control if the transaction results in shareholders receiving at least 2.5 times book value per share for the Company. If such event occurred at December 31, 2009, under the terms of Mr. Anhorn’s original agreement he would have received $127,500. However, CPP Compensation Regulations and the related Compensation Modification Agreements executed by all executive officers would have resulted in no payment being made to Mr. Anhorn.

Potential Payments Upon Termination

The following tables estimate the benefits that each named executive would receive in the event of termination and/or change-in-control. For purposes of this table, the termination event or change-in-control is deemed to have occurred on December 31, 2009. While payments may contractually be made on a monthly basis, the following tables present the information as annual payments. These tables also assume the Company is not a TARP recipient and that payments would be made under the terms of the original respective agreements and not subject to the CPP Compensation Regulations.

Involuntary Without Cause or Voluntary for Good Reason	Mr. Anhorn	Mr. Ford	Mr. Anderson	Mr. Fowler	Mr. Danelson
SERP (1)	$133,084	$40,000	$58,227	-	-
Health & Long-Term Care Insurance (2)	$17,633	$21,173	$15,194	-	-
Deferred Compensation, Annual Payment (3)	$87,876	-	$45,576	-	$1,150
Non-Compete/Consulting Payment (4)	$247,226	$200,000	$181,960	$169,920	$178,520
Survivor Death Benefit (5)	$150,000	$150,000	$250,000	-	-

Voluntary Without Good Reason
SERP (1)	$133,084	$28,000	$47,309	-	-
Health & Long-Term Care Insurance (2)	$17,633	-	-	-	-
Deferred Compensation, Annual Payment (3)	$87,876	-	$45,576	-	$1,150
Survivor Death Benefit (5)	$150,000	-	-	-	-

Long-Term Disability
SERP (1)	$133,084	$28,000	$47,309	-	-
Health & Long-Term Care Insurance (2)	$17,633	-	-	-	-
Deferred Compensation, Annual Payment (3)	$87,876	-	$45,576	-	$1,150
Survivor Death Benefit (5)	$150,000	$150,000	$250,000	-	-

Termination as a Result of Death
SERP (1)	$133,084	$84,000	$61,866	-	-
Health & Long-Term Care Insurance (2)	$8,795	$10,319	$9,293	-	-
Deferred Compensation, Annual Payment (3)	$87,876	-	$45,576	-	$1,150
Survivor Death Benefit (5)	$350,000	$250,000	$350,000	$100,000	$100,000

Six (6) Months Following Change in Control
SERP (1)	$133,084	$40,000	$58,227	-	-
Health & Long-Term Care Insurance (2)	$17,633	$21,173	$15,194	-	-
Deferred Compensation, Annual Payment (3)	$87,876	-	$45,576	-	$1,150
Noncompete/Consulting Payment (4)	$247,226	$200,000	$181,960	$169,920	$178,520
Survivor Death Benefit (5)	$150,000	$150,000	$250,000	-	-

(1)

Mr. Anhorn’s SERP payment of $133,084 began in August 2008. The payment will continue, under all termination scenarios, for the remainder of Mr. Anhorn’s life or to his designated beneficiary, through July 2023. Payments for Mr. Ford and Mr. Anderson are

for a period of fifteen (15) years following separation of service and are based on a percentage of their respective base salary at the time of termination. The percentage is determined based on the reason for termination. Mr. Fowler and Mr. Danelson were not eligible to participate in a SERP agreement at December 31, 2009.
(2)	The Company has agreed to provide the executives and their spouse health insurance coverage for a period of fifteen (15) years following termination. The Company agreed to provide Mr. Anhorn coverage for the remainder of his life. No continued coverage is provided if the termination is a result of disability or voluntary termination without good reason prior to the executives normal retirement age. The Company has also agreed to continue making long term care premium payments under certain termination scenarios.
(3)	The deferred compensation payments are payments on amounts of income previously earned for which receipt was deferred for tax purposes, plus interest accrued. The annual payment indicated in the table represents the balance of the executives account divided by the previously elected term for distribution.
(4)

Each executive, under certain termination scenarios, may elect to enter into a non-compete agreement for a period of one or two years. The executive would receive one-twelfth (1/12th) of his base salary for each month that he abides by the terms of the non-compete agreement, or in the case of Mr. Anhorn, the terms of the Consulting agreement.

(5)	The Company maintains life insurance policies on Messrs. Anhorn, Ford and Anderson and has entered into agreements to provide a death benefit to the executives’ beneficiary in amounts ranging from $150,000 to $250,000. The executive is fully vested in this benefit if termination is a result of a disability; without cause; with good reason or the result of a change in control. All executives also participate in a group life insurance program available to all employees. The group program provides for a death benefit equal to one times the employee’s base salary with a maximum benefit of $100,000, provided death occurs prior to termination of employment.

Equity Award Practices

Although our equity incentive plan authorizes other forms of awards, to date, the Company has issued only stock options and one restricted stock award. To attract top quality executives, we grant an initial stock option award to executives as both an incentive and inducement to join the Company. These awards are always made at fair market value on the date of grant, which generally is the first day of employment. The Compensation Committee reviews and approves awards at regularly scheduled meetings in the first half of the year and sets a specific future date on which the awards will be granted.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

PremierWest Bank has deposit and lending relationships with many of its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2009, the aggregate outstanding amount of all loans to officers and directors was approximately $23.2 million.

The Company has a conflict of interest provision in its Code of Ethics, which requires all officers and directors to present potential conflicts of interest before the Board for review. Such conflicts routinely arise as a result of potential business relationships between the Company and its officers and directors. The Company has adopted a written policy to address and review certain business relationships with officers and directors arising in the ordinary course of business with the Bank and its affiliates that could potentially be a conflict of interest or otherwise compromise the independent judgment of the Board members. The policy expressly exempts review of lending activities that are otherwise reviewed and approved by a loan committee and on terms no more favorable than would be afforded an unrelated third party. Additionally, non-loan related transactions are reviewed if they exceed $5,000 in value.

The individual officer or director is required to bring all reviewable transactions to the attention of the Audit Committee, which makes an initial evaluation. Any interested Board member does not participate in the evaluation process and does not vote on the matter. Annually, the Company issues questionnaires to all of its executive officers and directors, inquiring as to any business relationships existing or entered into in the past fiscal year, or contemplated for the coming fiscal year. The Board reviews and ratifies all such relationships as appropriate and rejects or denies approval of those transactions that the Board believes may compromise the integrity of our corporate governance process.

The Company owned a corporate aircraft during a portion of the year ending December 31, 2009. The aircraft which was based in Medford, Oregon was contracted with Superior Air Center, Inc., which is owned by director John Duke, to manage the operation, maintenance and storage of the aircraft. The terms of the contract with Superior Air Center, Inc., were no more favorable than the standard and customary terms for similar services provided by Superior Air Center, Inc., to other third parties in the ordinary course of business. During 2009, payments totaling approximately $155,000 were made to Superior Air Center, Inc., for maintenance, storage, required inspections, and providing pilots and fuel for flights involving PremierWest personnel. The corporate aircraft was sold in April of 2009. During 2009 the law firm of Huycke, O’Connor, Jarvis & Lohman, LLP of which director Patrick Huycke is a partner was utilized for various legal issues by PremierWest Bank. It was determined that the use of the firms directors Duke and Huycke are associated with did not jeopardize their ability to remain independent when carrying out their duties as directors of PremierWest Bancorp or its subsidiary PremierWest Bank.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of April 7, 2010, by any shareholder who is (i) known by the Company to own beneficially more than 5 percent of the outstanding shares of any class of stock, (ii) each of director (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.

Beneficial Owner	Class of Stock	Shares of Stock	Non-Vested Restricted Stock	Stock Options Exercisable Within 60 Days	Shares Held in 401(K) Plan (2)	Total Shares of Stock Owned (3)		Percentage of Class Owned
John A. Duke, Chairman of Board	Common	6,524,341		20,425		6,544,766		7.08%
Georges C. St. Laurent, Jr., Director	Common	6,689,143				6,689,143	(5)	7.24%
Patrick G. Huycke, Director	Common	732,670		20,425		753,095		0.81%
Thomas Becker, Director	Common	1,068,518		39,700		1,108,218		1.20%
Dennis Hoffbuhr, Director	Common	270,860		20,425		291,285		0.32%
Rickar Watkins, Director	Common	212,776		16,405		229,181		0.25%
John Anhorn, Director, Executive Chairman	Common	182,442		39,368	32,933	254,743		0.28%
Brian Pargeter, Director	Common	453,815		4,305		458,120		0.50%
Richard Hieb, COO, Director	Common	91,920		32,243	30,253	154,416		0.17%
James Patterson, Director	Common	31,464		19,692		51,156		0.06%
John Dickerson, Director	Common	465,198		11,717		476,915		0.52%
James M. Ford, President & CEO	Common	127,088		48,679	377	176,144		0.19%
Tom Anderson, CAO, EVP/CAO	Common	289,331		30,774	13,470	333,575		0.36%
Michael D. Fowler, EVP/CFO	Common	25,525		2,100	10,920	38,545		0.04%
Joe Danelson, EVP/CBO	Common			2,500	57,724	60,224		0.07%
William M. Yarbenet, EVP/CCO	Common	11,363	5,000			16,363		0.02%
PremierWest 401K Plan	Common	1,051,222				1,051,222		1.14%
U.S. Department of the Treasury	Series B Preferred	41,400				41,400		100.00%
U.S. Department of the Treasury	Warrant	1,090,385				1,090,385		1.18%
All Directors and Executive Officers as a Group (15 persons and 401K Plan)	Common					18,541,434		20.06%
Other Five (5) Percent or More Beneficial Owners
Andrew K. Boszhardt, Jr. (4) Great Oaks Capital Management, LLC GOCP, LLC Great Oaks Strategic Investment Partners, LP	Common	8,587,073				8,587,073		9.29%

(1)	Represents shares deemed beneficial ownership; including shares held in trusts, Individual Retirement accounts, SEP Accounts or by the individual’s spouse.
(2)	Represents those shares held in PremierWest Bancorp 401K Profit Sharing Plan for the benefit of the executive officer.
(3)	Represents the total number of shares owned, and includes stock options exercisable within sixty (60) days.
(4)	As reported on Schedule 13G filed with the SEC on April 13, 2010.
(5)	Mr. St. Laurent, Jr. purchased an additional 3,189,196 shares at the closing of the public offering that were not issued as of the record date, and therefore will not be eligible to vote at the meeting. With issuance of the additional shares Mr. St. Laurent, Jr.’s ownership will total 9,878,339 shares or 9.84%.

PROPOSAL No. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Sarbanes-Oxley Act of 2002 requires the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work and the independent registered public accounting firm. The Audit Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm for the year ended December 31, 2009, to act in such capacity for the fiscal year ending December 31, 2010. No affiliations exist between the Company and Moss Adams, its partners, associates or employees, other than those that pertain to the engagement of Moss Adams in the previous year (i) as our independent registered public accounting firm and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent registered public accounting firm since 2002. See the table Fees Paid to Auditors Table for the amount of fees paid to Moss Adams in 2009 and 2008.

Shareholder ratification of the appointment of Moss Adams as our independent registered public accounting firm is not required by law, by our Bylaws or otherwise; and the Audit Committee is not bound by the shareholder vote. The Audit Committee, however, will consider the results of the shareholder vote on this proposal and may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions regarding its appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF RATIFYING THE APPOINTMENT OF MOSS ADAMS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

FEES PAID TO AUDITORS

	2009	Approved by Audit Committee	2008	Approved by Audit Committee
Audit Fees	$361,000	100%	$254,500	100%
Audit Related Fees	92,800	100%	134,657	100%
Tax Fees	39,000	100%	36,483	100%
All Other Fees	6,000	100%	6,000	100%

Total Fees	$498,800	100%	$431,640	100%

(1)	Includes fees incurred for information technology system review, employee benefit plan audit services, BSA compliance audit services, and out of pocket expenses, merger and acquisition and related SEC filings.
(2)	Includes fees billed for the preparation of state and federal income tax returns, tax planning, and analysis for tax reporting purposes.
(3)	Includes tax credit research and interest rate risk review.
(A)	Accrual basis fees related to year-end audit, whether paid prior or subsequent to December 31.
(B)	Modified cash-basis fees represents all billings during the 12 month periods ended December 31.

PRE-APPROVAL POLICIES

All audit and non-audit services performed by Moss Adams LLP, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. Moss Adams LLP, may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, internal audit outsourcing, legal services, and performing any management or human resources functions.

PROPOSAL No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of the ARRA, until such time as the Series B Preferred Stock issued pursuant to the CPP is redeemed, PremierWest Bancorp is required annually to submit to shareholders for their approval the executive compensation arrangements of the named executive officers as described in its proxy statements. This proposal, commonly known as a “Say-on-Pay” proposal, provides our shareholders the opportunity to approve or not approve our current executive compensation program and policies through a vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

As provided in the ARRA, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Company believes that its compensation policies and procedures are strongly aligned with the long-term interests of its shareholders.

Executive Compensation

The compensation of the named executive officers is set forth in the various compensation tables and narrative accompanying those tables. Additionally, the Compensation Discussion and Analysis section of this Proxy provides a general description of our compensation philosophy and the various types of compensation used. We encourage you to refer to this information when voting. The Compensation Committee has not made any substantive changes to the executive compensation packages reflected in this proxy, but may consider such changes as may be necessary or appropriate to address changes in the duties and responsibilities of any of the named executives or changes that may be required by Treasury under TARP regulations and applicable provisions of EESA and ARRA. We believe that the current management structure and compensation package are instrumental to our future success and our ability to attract and retain the best possible management team to lead the Company in the future.

Vote Required and Effect

Approval of our executive compensation policies and procedures as described in this proxy statement requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether our executive compensation policies and procedures are approved. Because this shareholder vote is advisory only, the outcome will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE RESOLUTION APPROVING THE COMPANY EXECUTIVE COMPENSATION ARRANGEMENTS AS DESCRIBED IN THIS PROXY STATEMENT

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors of Bancorp in fulfilling its responsibilities, by overseeing the accounting and financial reporting processes of the Company, and audits of financial statements of the Company. The oversight includes, but is not limited to, reviewing the financial information, which will be provided to shareholders and others, the systems of internal controls which Management and the Board have established and the performance and selection of independent auditors. The Audit Committee is also responsible for receiving and investigating any complaint relating to the Company’s accounting and auditing procedures and policies. The Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website www.PremierWestBank.com.

With respect to the year ended December 31, 2009, in addition to its other duties, the Committee 1) reviewed and discussed with Management and Moss Adams LLP, the Company’s independent registered public accounting firm, the audited financial statements as of December 31, 2009; 2) reviewed and accepted Management’s report as to the effectiveness of the system of internal controls over financial reporting; reviewed and discussed with Moss Adams LLP, the quality and adequacy of those controls; 3) reviewed and discussed with Moss Adams LLP, those matters required to be discussed with the Audit Committee under the applicable auditing standards, including Statement on Auditing Standards No. 61, as amended; 4) discussed and reviewed with Moss Adams LLP, fees paid for services during 2009, the firms independence and determined that the provisions of non-audit related services was compatible with maintaining independence; and 5) received from Moss Adams LLP, a formal written statement consistent with the Independence Standards Board Standard No. 1.

Based on our review and discussions with the our independent registered public accounting firm and Management, the Committee recommended to the Board that the audited consolidated financial statements be included in PremierWest Bancorp’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members:

James L. Patterson (Chairman)

Thomas R. Becker

John Dickerson

Brian Pargeter

CODE OF ETHICS

The Board of Directors has adopted and approved a Code of Conduct and Ethics, which is publicly available on our website at www.PremierWestBank.com. Bancorp intends to disclose all amendments to and waivers of this code on our website.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has not adopted a formal policy regarding shareholder communications with the Board or individual directors. However, Bancorp maintains an investor relations department to receive and address shareholder inquiries. Currently, the investor relations department screens all inquiries and routes them to the appropriate management personnel or, in the case of corporate governance issues or specific inquiries relating to accounting, auditing and financial reporting practices, to the Chairman of the Audit Committee or the appropriate Board member. As a result of a shareholder communication received in January 2010 and the Board of Directors review of the suggestion, the Company by-laws were amended in late February 2010 to provide for directors to be elected by a majority vote in uncontested elections. Inquiries relating to operations, financial information or stock ownership should be directed to the attention of Management. Shareholders wishing to communicate with the Board must do so in writing and direct communications regarding corporate governance issues and accounting, auditing and financial reporting practices to the attention of the Board of Directors or Chairman of the Audit Committee and mail them to: PremierWest Bancorp, Investor Relations Department, 503 Airport Road, Medford, Oregon 97504. Communications directed to Management may be by telephone, fax, and e-mail or in writing. Additional contact information is available on PremierWest’s website at www.PremierWestBank.com.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors, and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

Based solely upon our review of copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2009, except for the stock option award in May, 2008, which was reported late on Form 4 by each director and named executive officer, and a private transaction in November, 2003 regarding the purchase and sale of the Series A Preferred which was incorrectly categorized and thus inadvertently not reported on Form 4 by Mr. Huycke and Mr. Duke in 2003, but subsequently reported the transaction late in December, 2008 when the error was discovered upon conversion of the Preferred stock, all reporting persons timely filed all required Section 16 filings with respect to such fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

At the meeting, Management will report on our business and shareholders will have the opportunity to ask questions.

COPIES TO SHAREHOLDERS

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Michael D. Fowler, Chief Financial Officer, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501.

Copies of the public portions of reports filed with the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s Internet web site at www.sec.gov.

Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC’s Internet web site at www.fdic.gov.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the years ended December 31, 2009, 2008 and 2007. Representatives of Moss Adams LLP, are expected to be present at the annual meeting, will be given the opportunity to make a statement and will be available to respond to any appropriate questions.

PROPOSALS OF SHAREHOLDERS

Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal to our Secretary, Tom Anderson, at 503 Airport Road, Medford, Oregon, no later than January 5, 2011, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

In addition, our Bylaws contain an advance notice provision that requires that all business proposed by a shareholder that will be conducted or considered at a meeting must meet notice requirements. For business to be properly submitted by a shareholder for a vote at an annual meeting, the shareholder must (i) be a shareholder of record as of the record date for the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely notice in writing of the proposal to be submitted by the shareholder for a vote. The shareholder’s notice must be delivered to the Secretary at the Corporation’s principal executive offices. To be timely, a shareholder’s notice must be received by the Secretary at least 60 calendar days before the date corresponding to the date on which the Corporation’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Directors:	01 - John L. Anhorn	02 - Richard R. Hieb	03 - James M. Ford	04 - John A. Duke	+
		05 - Patrick G. Huycke	06 - Rickar D. Watkins	07 - Brian Pargeter	08 - Dennis N. Hoffbuhr
		09 - Thomas R. Becker	10 - James L. Patterson	11 - John B. Dickerson	12 - Georges C. St. Laurent, Jr.

	☐	Mark here to vote FOR all nominees

	☐	Mark here to WITHHOLD vote from all nominees
			01	02	03	04	05	06	07	08	09	10	11	12
	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
							For	Against	Abstain

2.	Ratify the appointment of Moss Adams, LLP as the independent registered public accounting firm for fiscal year 2010.						☐	☐	☐

3.	Non-binding Advisory Vote on Executive Compensation: Consider and approve the compensation of executive officers as described in the Compensation Discussion and Analysis and tabular and narrative disclosure in the proxy statement.						☐	☐	☐

4.	At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears herein. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PREMIERWEST BANCORP

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2010

PremierWest Bancorp’s Annual Meeting of Shareholders will be held on May 27, 2010 at 1:00 p.m., local time, at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon.

The undersigned hereby appoints James M. Ford and Tom Anderson, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on May 27, 2010, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the matters set forth on the reverse side.

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby. The shares represented by this Proxy will be voted as specified on the reverse side, but if no specification is made, this Proxy will be voted FOR the election of all nominees, FOR proposal 2 and FOR proposal 3. Proxies may vote in their discretion as to other matters that may come before the meeting.

The board of directors has fixed the close of business on April 7, 2010, as the record date for the determination of shareholders entitled to receive notice of and vote at the annual meeting and any adjournments or postponements thereof.

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